Exhibit 8.1
LIST OF SUBSIDIARIES

Company Name	Jurisdiction of Incorporation
Similarweb Inc.	Delaware
Similarweb UK Ltd.	United Kingdom
Similarweb Japan K.K.	Japan
Similarweb Australia Pty Ltd.	Australia
Similarweb Germany Gmbh	Germany
Similarweb France SAS	France
Similarweb SG Pte Ltd.	Singapore
Embee Mobile Inc.	Delaware
Similarweb CZ s.r.o.	Czech Republic
Admetricks SpA	Chile
42matters AG	Switzerland
Signal Insights Inc.	Delaware
The Search Monitor LLC	Delaware
Wincher International AB	Sweden
XPLN, GmbH,	Germany